Exhibit 10.1

FULL SERVICE LEASE AGREEMENT

Between

LANDLORD:	The St. Joe Company, a Florida corporation,

and

TENANT:	TeamStaff, Inc., a New Jersey corporation,

#103031v7 02/17/05

TABLE OF CONTENTS

SECTION 1: TERM	SUBSECTION
Property and Premises	1.1
Common Areas	1.2
Lease Term	1.3
SECTION 2: RENT AND OTHER CHARGES
Base Rent	2.1
Late Charges	2.2
Additional Rent	2.3
Common Area Maintenance Charges, Operating Expenses	2.4
SECTION 3: USE OF PROPERTY
Permitted Uses	3.1
Compliance with Laws	3.2
Hazardous Material	3.3
Signs and Auctions	3.4
Landlord's Access	3.5
Quiet Possession	3.6
Intentionally Deleted	3.7
Covenants and Restrictions	3.8
Parking	3.9
SECTION 4: TENANT ALTERATIONS AND IMPROVEMENTS
Tenant Improvements	4.1
Tenant Alterations	4.2
SECTION 5: INSURANCE AND INDEMNITY
Tenant's Insurance	5.1
Landlord's Insurance	5.2
Release and Waiver of Subrogation Rights	5.3
Indemnification of the Parties	5.4
SECTION 6: DAMAGE, DESTRUCTION AND CONDEMNATION
Destruction or Damages to Premises	6.1
Condemnation	6.2
SECTION 7: MAINTENANCE AND REPAIRS
Landlord's Obligations	7.1
Tenant's Obligations	7.2
Condition Upon Termination	7.3
SECTION 8: DEFAULT AND REMEDIES
Default by Tenant	8.1
Remedies	8.2
Costs	8.3
Waiver	8.4
Default by Landlord	8.5
SECTION 9: PROTECTION OF LENDERS
Subordination and Attornment	9.1
Estoppel Certificates and Subordination and Non-Disturbance Agreement	9.2
Tenant's Financial Condition	9.3
SECTION 10: TELECOMMUNICATIONS
SECTION 11. MISCELLANEOUS PROVISIONS
Landlord's Liability; Certain Duties	11.1

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Intentionally Deleted	11.2
Interpretation	11.3
Incorporation of Prior Agreements; Modifications	11.4
Notices	11.5
Radon Gas Notice	11.6
Waivers	11.7
No Recordation	11.8
Joint and Several Liability	11.9
Force Majeure	11.10
Execution of Lease	11.11
Authority	11.12
Florida Law	11.13
Counterpart	11.14
Holding Over	11.15
Time of Essence	11.16
Approval of Plans and Specifications	11.17
Relationship	11.18
Broker's Fee	11.19
Waiver of Trial by Jury	11.20
Riders and Exhibits Incorporated	11.21
Tenant Assignment	11.22
Landlord Assignment	11.23
Attorney's Fee	11.24
Option to Renew	11.25
Patriot Act	11.26
Right of First Offer	11.27
EXHIBITS
EXHIBIT "A" – Site Plan
EXHIBIT "B" – Tenant Plan
EXHIBIT "C" – Rules and Regulations
EXHIBIT "D" – Lease Commencement Date Agreement
EXHIBIT "E" – Work Letter

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease") is made as of date last signed by and between The St. Joe Company, a Florida corporation, an address of which is 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 ("Landlord") and TeamStaff, Inc., a New Jersey corporation, an address of which is 300 Atrium Drive, Somerset, NJ 08873 ("Tenant").

W I T N E S S E T H :

1.	TERM.

1.1    PROPERTY AND PREMISES.

The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord the following described property ("Premises"):

Approximately 15,177 rentable square feet of space designated as Suite 400, and constituting a portion of a building located at 18167 US 19 North, Clearwater, Florida 33764, ("Building") which contains approximately 153,026 gross rentable square feet of space. The Building is included in a multiple building, business and/or industrial park known as Harbourside ("Property"). The Building and the location of the Premises are as shown on the Site Plan attached hereto as Exhibit "A". The proposed floor plan for the Premises is attached hereto as Exhibit "B".

1.2    COMMON AREAS.

Tenant and its employees and customers will have the nonexclusive right during the term of this Lease to use the parking areas, streets, driveways, aisles, sidewalks, curbs, delivery passages, leading areas, lighting facilities, and all other areas situated on or in the Property which are designated by Landlord, from time to time, for use by all tenants of the Building or the Property in common (collectively, the "Common Areas"), in common with Landlord, other tenants of the Property and other persons designated by Landlord, subject to the Rules and Regulations promulgated by Landlord from time to time.

1.3    LEASE TERM.

The term of this Lease (the "Term") shall be sixty-six (66) calendar months. The Term shall commence on the earlier of the date that Tenant takes possession of the Premises or 10 days after Landlord notifies Tenant that the Premises are ready for occupancy (the "Commencement Date") which is estimated to be September 1, 2005, but no earlier than September 1, 2005, and end on the last day of the calendar month which is sixty-six (66) months after the Commencement Date (the "Termination Date"), unless renewed, terminated or extended on the terms and conditions set forth herein. In the event that Tenant takes possession during the Pre-Commencement Occupancy Period as defined herein, the Commencement Date shall be September 1, 2005. Each of the parties hereto agrees, upon demand of the other, to execute a Commencement Agreement substantially in accordance with Exhibit "D" attached hereto establishing the Commencement Date as soon as it has been determined. In the event the Commencement Date occurs on any date other than the first day of the month, the first lease year of the Term shall commence on the Commencement Date and end on the last day of the twelfth (12th) full month following the Commencement Date. Landlord and Tenant agree that Landlord shall use its best efforts to make the Premises ready for occupancy by September 1, 2005 or such sooner date as the Premises is ready for occupancy (the "Pre-Commencement Occupancy Date") and that Tenant shall be entitled to occupy the Premises as of the Pre-Commencement Occupancy Date through the Commencement Date (the "Pre-Commencement Occupancy Period") on a Rent free basis. However, Tenant shall be required to comply with all other terms and conditions of the Lease during the Pre-Commencement Occupancy Period. The foregoing notwithstanding, in the event the Premises are not delivered to Tenant by October 1, 2005, Landlord grants Tenant an option to terminate ("Termination Option") the Lease provided that Tenant gives

Landlord written notice ("Termination Notice") of Tenant's election to exercise its Termination Option. The Termination Option is not available to Tenant if Tenant is in default under the Lease or if Landlord's inability to timely deliver the Premises is a direct result of Tenant caused delays.

2.	RENT AND OTHER CHARGES.

2.1	BASE RENT.

Tenant hereby covenants and agrees to pay Base Rent in advance in equal monthly installments on the first day of each month in lawful United States currency, together with any and all rental, sales or use taxes levied by any governmental body having authority upon the use or occupancy of the Premises and any rent or other charges payable hereunder in accordance with the following schedule:

Year		# of Months in Period	$RSF	Monthly Base Rent[2]	Monthly Sales Tax[1]	Monthly Rent[2]	Annualized Rent
1	[3]	6	$0.00	$0.00	$0.00	$0.00	$0.00
2		6	$18.00	$22,765.50	$1,593.59	$24,359.09	$136,593.00
3		12	$18.54	$23,448.47	$1,641.39	$25,089.86	$281,381.58
4		12	$19.09	$24,144.08	$1,690.09	$25,834.16	$289,728.93
5		12	$19.66	$24,864.99	$1,740.55	$26,605.53	$298,379.82
6		12	$20.26	$25,623.84	$1,793.67	$27,417.50	$307,486.02
7		6	$20.87	$26,395.33	$1,847.67	$28,243.01	$158,372.00

[1]	Calculated at the current Pinellas County, Florida sales tax rate of 7.0%.

[2]	Does not include Tenant's Share of Operating Expenses, above Base Year 2005.

[3]	Notwithstanding the above schedule, Tenant shall receive the first six (6) full months following the Commencement Date Base Rent free of charge (the "Base Rent Free Period"). However, Tenant shall be required to pay all Additional Rent and comply with all other terms and condition of the Lease during the Base Rent Free Period.

Base Rent shall be due and payable beginning on the Commencement Date and on the first day of each and every month thereafter throughout the Term and shall be paid without demand, set off or deduction to Landlord at: St. Joe/Harbourside, P.O. Box 862520, Orlando, Florida 32886-2520, or such other address as Landlord directs in writing.

2.2	LATE CHARGES.

If any Base Rent or other payment due under this Lease is not received by Landlord within ten (10) days of the due date of such payment, Tenant shall pay, in addition to such payment a late charge equal to the greater of 5% of the payment which is past due or Two Hundred Fifty and No/100 Dollars ($250.00). If any payment due from Tenant shall remain overdue for more than ten (10) days, interest shall accrue daily on the past due amount from the date such amount was due until paid or judgment is entered at a rate equivalent to the lesser of eighteen (18%) percent per annum or the highest rate permitted by law. Interest on the past due amount shall be in addition to and not in lieu of the five (5%) percent late charge or any other remedy available to Landlord.

2.3	ADDITIONAL RENT.

All charges payable by Tenant under the terms of this Lease other than Base Rent are called "Additional Rent." Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent and shall include all applicable sales or use taxes. The term "Rent" shall mean Base Rent and Additional Rent.

2.4	COMMON AREA MAINTENANCE CHARGES, OPERATING EXPENSES.

In addition to the Base Rent payable under Section 2.1 above, Tenant agrees to pay as Additional Rent its proportionate share of the "Operating Expenses" (hereinafter defined), applied on a non-discriminatory basis, for any calendar year during the Term over the Operating Expenses for the calendar year 2005 (the "Base Year") for the Building and for the Property to the extent that any item of Operating Expenses is applicable to the Property but is not attributable to any particular building in the Property or any tenant(s) therein. The Landlord agrees that it will cap those Operating Expenses which are solely controllable by Landlord (which shall exclude, without limitation, taxes, assessments, insurance, and utilities) at five percent (5.0%) increase cumulative per calendar year during the Term. The Operating Expenses for the Base Year and each subsequent year during the Term shall be grossed up to reflect occupancy of 95% of the rentable area of the Building for the entire year and to reflect the actual amount of any charges, including but not limited to real estate taxes and utilities, that were reduced in such year as a result of reductions, discounts, or abatement but will not be reduced in subsequent calendar years. The proportionate share to be paid by Tenant ("Share") shall be a fraction, the numerator of which shall be the gross rentable square footage of the Premises and the denominator of which shall be the gross rentable square footage of the Building, all as determined as measured by Landlord. Tenant's Share at the inception of the Lease is 9.92%. The Share shall be subject to change from time to time as and if the gross rentable square footage of either the Premises or the Building changes. Within ninety (90) days after the end of each calendar year, Landlord shall send a statement of Operating Expenses to Tenant for the prior year providing in reasonable detail a statement of all Operating Expenses incurred in the operation of the Building and, to the extent applicable, the Property along with the amount representing the Share. Tenant shall be given a credit against its Share of future Operating Expenses payable for any overpayment of Operating Expenses that have been paid up to the time of said statement. If Tenant has overpaid its Share of Operating Expenses and the Lease has terminated, Landlord shall refund such overpayment to Tenant. If Tenant has underpaid, then Tenant shall pay the balance due to Landlord as Additional Rent within thirty (30) days of the date of said statement unless the statement is rendered at the end of the Term in which case any overage due the Landlord will be paid by check at the time Tenant delivers the Premises to Landlord. Concurrently with the invoice described above, Landlord shall also provide an estimate of the Operating Expenses for the next calendar year and a statement of the estimated monthly Operating Expenses payable by Tenant. Landlord's failure to provide a statement shall not prejudice Landlord's right to collect a shortfall or Tenant's right to receive a credit for over payments.

"Operating Expenses" shall mean any expenses incurred whether by the Landlord or by others on behalf of the Landlord, arising out of Landlord's maintenance, operation, repair, replacement (if such replacement is generally regarded in the industry as increasing operating efficiency or is required under any governmental regulation that was not applicable to the Property as of the Commencement Date) and administration of the Property, Building and Common Areas, including, without limitation: (i) all real estate, personal property and other ad valorem taxes, and any other levies, charges, local improvement rates, and assessments whatsoever assessed or charged against the Property, Building and Common Areas, the equipment and improvements therein contained, including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income or capital gains taxes imposed upon Landlord, and including all costs associated with the appeal of any assessment on taxes; (ii) insurance which the Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by the Landlord under such insurance; (iii) security; (iv) landscaping and pest control, (v) a reasonable management fee; (vi) electricity, water, sewer, gas, window washing, janitorial services, trash and debris and other maintenance and utility charges; (vii) water intrusion and mold assessment and remediation; (viii) wages and benefits payable to employees of Landlord whose duties are directly connected with the operation and maintenance of the Property; and (ix) dues and assessments under any applicable deed restrictions or declarations of covenants and restrictions.

Notwithstanding the foregoing, "Operating Expenses" shall exclude the following:

1.	Repairs or other work, except capital improvements, occasioned by fire, windstorm, or other insurable casualty of any nature except to the extent of the reasonable deductible contained in the policy or by the exercise of the right of eminent domain;

2.	Leasing commissions, attorneys' fees, costs and disbursements, and other expenses incurred in connection with the negotiations for and the execution of leases and disputes in connection with tenants, other occupants, or prospective tenants or other occupants;

3.	Renovating or otherwise improving or decorating, painting, or redecorating space for new tenants or other occupants of vacant space;

4.	Landlord's costs of electricity and other services and materials furnished to tenants and for which Landlord is entitled to be directly reimbursed by the benefited tenants as an additional charge or rental over and above the basic rent payable under the lease with such tenants. Provided, however, that as an accounting procedure such costs may be charged as a part of Operating Expenses with the reimbursement received credited to Operating Expenses;

5.	Costs incurred by Landlord for alterations which are considered capital improvements and replacements under generally accepted accounting and operating principles employed on a consistent basis by Landlord, except for reasonable costs of improvements as a replacement of a labor-saving measure, or that reduce costs of operation and maintenance, or that are hereafter required under any governmental law or regulation for energy conservation, fire, life, safety or other purposes, such reasonable costs to be amortized over the useful life of the improvement in accordance with Generally Accepted Accounting Principles;

6.	Depreciation and amortization (except as included pursuant to paragraph 5, or as to which credit is received from a benefited tenant);

7.	Costs of a capital nature, including capital improvements, capital repairs, capital equipment, all in accordance with generally accepted accounting and operating principles employed on a consistent basis by Landlord (except as included pursuant to paragraph 5);

8.	Expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant;

9.	Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services on or to the Building, only to the extent that the costs of such services were not rendered by a subsidiary or affiliate;

10.	Interests on debt or amortization payments on any mortgage or mortgages encumbering the Building, and rental under any ground or underlying leases or lease for the Building;

11.	Landlord's general overhead or general administrative expenses not specifically incurred in the operation of the Premises, except for allocated overhead costs to cover accounting, audit, management, and related costs pursuant to paragraph 19;

12.	Rentals and other related expenses incurred in leasing permanent air-conditioning systems, elevators, or other building equipment ordinarily considered to be of a capital nature, except temporary equipment or equipment which is used in providing janitorial, repair, maintenance, or engineering services and which is not permanently affixed to the Building;

13.	All items and services for which Tenant reimburses Landlord or pays to other persons. Provided, however, that as an accounting procedure such costs reimbursed by Tenant to Landlord may be charged as a part of Operating Expenses with the reimbursement received credited to Operating Expenses;

14.	Advertising and promotional expenditures associated with obtaining tenants for the Building or not having a reasonably foreseeable benefit for Tenant;

15.	Wages, salaries, commissions, or other compensation paid to employees above the level of Building Manager (except Landlord may allocate other direct compensation of employees of Landlord, not to exceed in the aggregate the compensation payable to an employee with the title of Building Manager);

16.	Charitable contributions of Landlord;

17.	Purchase costs of paintings, sculptures, or other artwork purchased for display in the Building;

18.	Rental costs of office space occupied by the Landlord, its agents, employees, or independent contractors, for leasing offices;

19.	Management fees accrued by Landlord or paid to subsidiaries or affiliates of Landlord to the extent that such fees exceed competitive costs of such services were they not so accrued by Landlord or rendered by a subsidiary or affiliate and management fees in excess of five percent (5%) of gross revenues of Landlord from the Building;

20.	Environmental or hazardous waste clean-up costs incurred by Landlord with respect to pre-existing contamination at the Building;

21.	Any Operating Expense representing an amount paid to a related corporation, entity,- or person which is in excess of the amount which would be paid in the absence of such relationship; or any amounts paid to any person, firm or corporation related to or otherwise affiliated with Landlord or any general partner, officer, director or shareholder of Landlord or any of the foregoing, to the extent the same exceeds arms-length competitive prices paid in the business area in which the Building is located for similar services or goods provided;

22.	The cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlord's expense, unless made necessary by emergency or hazardous conditions;

23.	Inheritance, gift, transfer, franchise, excise, net income and profit taxes or capital levies imposed on Landlord;

24.	Ground rent or similar payments to a ground lessor;

25.	Cost of installing, operating and maintaining any specialty service operated by Landlord, such as a luncheon, athletic or recreational club in the Building;

26.	Reserves for repairs, maintenance and replacements;

27.	Costs relating to maintaining Landlord's existence, either as a corporation, partnership or other entity, such as trustee's fees, annual fees, partnership organization or administration expenses, deed recordation expenses, legal and accounting fees (other than with respect to Building operations); and

28.	Interest or penalties arising by reason of Landlord's failure to timely pay any Taxes or Operating Expenses.

If the nature of Tenant's business within the Premises is such that additional costs are incurred by Landlord for insurance, cleaning, utilities, sanitation, trash removal, pest control, disposal services or other Operating Expenses, Tenant agrees to pay as Additional Rent to Landlord on demand the amount of such additional costs.

If the Property is a multi-building project and any tax expense, insurance expense, or other Operating Expense is not assessed separately or charged specifically to the Building, but is charged against the Property as a whole, Landlord shall reasonably determine the portion of such Operating Expenses chargeable to Tenant.

3.0	USE OF PROPERTY.

3.1	PERMITTED USES.

Tenant may use the Premises only for the following Permitted Use: general office. Tenant shall observe all reasonable rules and regulations established by Landlord from time to time for the Building; provided, however, that such rules and regulations shall be uniformly and non-discriminatorily applied and shall not supercede or supplant the provisions of this Lease. The rules and regulations in effect as of the date hereof are attached to and made a part of this Lease as Exhibit "C". Landlord will have the right at all times to change and amend the rules and regulations in any reasonable manner as it may deem advisable for the safety, care and operation or use of the Property or the Premises.

3.2	COMPLIANCE WITH LAWS.

3.2.1    Landlord's Compliance.     During the Term of this Lease, Landlord shall be responsible for making any modifications to the Building and Property or its appurtenances, excluding the Premises, but including the parking lot, common areas, elevators and entrances serving the Property and Building, required pursuant to any federal, state or local laws, ordinances, building codes, and rules and regulations of governmental entities having jurisdiction over the Property, including but not limited to the Board of Fire Underwriters and the Americans with Disabilities Act (the "ADA") and all regulations and orders promulgated pursuant to the ADA (collectively, "Applicable Laws"). Landlord represents and warrants that the Building, the Property and its appurtenances are in compliance with the ADA as of the Commencement Date. Any modifications to the Property and/or the Building made by Landlord pursuant to the provisions of this paragraph shall initially be at Landlord's expense; however, such expense may be included in Landlord's Operating Expenses of the Building as set forth above.

3.2.2    Tenant's Compliance.     Tenant shall comply with all Applicable Laws relating to its use or occupancy of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of nuisances in, upon, or connected with the Premises, all at Tenant's sole expense. Tenant warrants that all improvements or alterations of the Premises made by Tenant or Tenant's employees, agents or contractors, either prior to Tenant's occupancy of the Premises or at any time during the term of this Lease, will comply with all Applicable Laws. Tenant will procure at its own expense all permits and licenses required for the transaction of its business in the Premises. In addition, Tenant warrants that its use of the Premises will be in strict compliance with all Applicable Laws. During the Term, Tenant shall, at its sole cost and expense, make any modifications (other than structural modifications) to the Premises that may be required pursuant to any Applicable Laws.

3.3	HAZARDOUS MATERIAL.

Throughout the Term, Tenant will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, in, to, or from the Premises except that Hazardous Materials may be used in the Premises as necessary for the customary maintenance of the Premises provided that same are used, stored and disposed of in strict compliance with Applicable Laws. For purposes of this provision, the term "Hazardous Materials" will mean and refer to any wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Applicable Laws.

If Tenant's activities at the Premises or Tenant's use of the Premises (a) results in a release of Hazardous Materials that is not in compliance with Applicable Laws or permits issued thereunder; (b) gives rise to any claim or requires a response under common law or Applicable Laws or permits issued thereunder; (c) causes a significant public health effect; or (d) creates a nuisance, then Tenant shall, at its sole cost and expense: (i) immediately provide verbal notice thereof to Landlord as well as notice to Landlord in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (ii) promptly take all action in response to such situation required by Applicable Laws, provided that Tenant shall first obtain Landlord's approval of the non-emergency remediation plan to be undertaken.

3.4	SIGNS.

Tenant shall not place any signs on the Premises, Building or Property except with the prior written consent of the Landlord, including consent as to location and design, which may be withheld in Landlord's sole discretion. Any and all such approved signs shall be installed and shall be maintained by Tenant, at its sole cost and expense and shall be in compliance with the Rules and Regulations and all Applicable Laws. Tenant shall be responsible to Landlord for the installation, use, or maintenance of said signs and any damage caused thereby. Tenant agrees to remove said sign prior to termination of the Lease and upon such removal to repair all damage incident to such removal.

Tenant shall be entitled to a Landlord-approved identification sign on the existing monument sign at the entrance of the Building to be approved and installed by Landlord at Tenant's sole cost and expense. Tenant agrees to the removal by the Landlord of its portion of the monument sign upon the termination of the Lease and upon such removal to pay for the removal costs and any repairs costs incidental to such removal, ordinary wear and tear, obsolescence in spite of repair, takings by condemnation or conveyances in lieu of condemnation and insurable casualty damage excepted.

3.5	LANDLORD'S ACCESS.

Landlord shall be entitled at all reasonable times and upon reasonable notice (but no notice is required in emergencies) to enter the Premises to examine them and to make such repairs, alterations, or improvements thereto as Landlord is required by this Lease to make or which Landlord considers necessary or desirable. Tenant shall not unduly obstruct any pipes, conduits, or mechanical or other electrical equipment so as to prevent reasonable access thereto. Landlord shall exercise its rights under this section, to the extent possible in the circumstances, in such manner so as to reduce, if practical, interference with Tenant's use and enjoyment of the Premises. Landlord and its agents have the right to enter the Premises at all reasonable times and upon reasonable notice to show them to prospective purchasers, lenders, or anyone having a prospective interest in the Building, and, during the last six months of the Term or any renewal thereof, to show them to prospective tenants. Landlord may place customary "For Sale" or "For Lease" signs on the Building or Property as Landlord deems necessary. Landlord will have the right at all times to enter the Premises in the event of an emergency affecting the Premises.

3.6	QUIET POSSESSION.

If Tenant pays the rent and all other charges and fully performs all of its obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the full Term without interruption or interference by Landlord or any person claiming through Landlord.

3.7	INTENTIONALLY DELETED.

3.8	COVENANTS AND RESTRICTIONS.

Tenant hereby acknowledges and agrees that the Building, and Tenant's occupancy thereof, may be subject to certain declarations and agreements (the "Declaration"), which Declaration, if in existence, has been recorded among the Public Records of Pinellas County, Florida.

3.9	PARKING.

Tenant shall have a non-exclusive license to use 4 parking spaces per 1,000 rentable square feet of Tenant's space associated with the Building. Tenant's right to such parking spaces is subject to Landlord's right to grant other tenants of the Building the right to parking spaces associated with the Building. Landlord reserves the right from time to time to assign or re-assign the location of such parking spaces in any manner that Landlord in Landlord's sole discretion deems beneficial to the operation of the Building. Tenant agrees that it will employ its best efforts to prevent the use by Tenant's employees and visitors of parking spaces allocated exclusively to other tenants. All motor vehicles (including all contents thereof) shall be parked in such spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles, or the contents thereof.

4.0	TENANT ALTERATIONS AND IMPROVEMENTS.

4.1	TENANT IMPROVEMENTS.

If any construction of tenant improvements is necessary for the initial occupancy of the Premises, such construction will be accomplished and the cost of such construction will be borne by Landlord and/or Tenant in accordance with Exhibit "E" attached hereto (the "Work Letter"). Except as expressly provided in this Lease, Tenant acknowledges and agrees that Landlord has not undertaken to perform any modification, alteration or improvements to the Premises, and that Tenant has had reasonable opportunity to inspect the Premises and Property, and Tenant further waives any defects in the Premises and acknowledges and accepts (1) the Premises in their "AS IS" condition, and as suitable for the purpose for which they are leased, and (2) the Property and every part and appurtenance thereof as being in good and satisfactory condition. If any improvements, modifications or alterations, beyond those specified in the Work Letter are required for Tenant's initial occupancy of the Premises by any governmental or municipal body or agency or are required by any Governmental Requirement and then only if such improvements, modifications or alterations are required solely because of Tenant's unique and specific use of the Premises, Tenant will be solely responsible for all associated expenses. After the Commencement Date, if any improvements, modifications or alterations are required by any governmental or municipal body or agency or due to any Governmental Requirement as a result of Tenant's unique and specific use of the Premises, Tenant will be solely responsible for all associated costs.

4.2	TENANT ALTERATIONS.

Tenant will not make or allow to be made any non-cosmetic alterations in or to the Premises without first obtaining the written consent of Landlord, which consent may be granted or withheld in Landlord's sole discretion. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. All Tenant alterations will be accomplished in a good and workmanlike manner at Tenant's sole expense, in conformity with all Applicable Laws by a licensed and bonded contractor approved in advance by Landlord, such approval of contractor not to be unreasonably withheld or delayed. If, while performing any work authorized hereunder, Tenant discovers any area of water intrusion or mold, the Tenant shall immediately notify Landlord, and all work shall cease until permission to proceed is given by Landlord. All contractors performing alterations in the Premises shall carry workers' compensation insurance, builder's risk insurance, commercial general liability insurance, automobile insurance and excess liability insurance in amounts reasonably acceptable to Landlord and shall deliver a certificate of insurance evidencing such coverages to Landlord prior to commencing work in the Premises. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials. Any Tenant alterations to the Premises made by or installed by either party hereto will remain upon and be surrendered with the Premises and become the property of Landlord upon the expiration or earlier termination of this Lease without credit to Tenant; provided, however, Landlord, at it option, may require Tenant to remove any additions and/or repair any alterations to restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal, repair, restoration, or alterations to be borne by Tenant; provided, however, that Landlord shall notify Tenant whether it will require removal of any such additions or alterations at the time it grants consent to Tenant's work. This clause will not apply to moveable equipment, furniture or moveable trade fixtures owned by Tenant, which may be removed by Tenant at the end of the Lease Term if such equipment and furniture are not then subject to any other rights, liens and interests of Landlord. Tenant will have no authority or power, express or implied, to create or cause any construction lien or mechanics' or materialmen's lien or claim of any kind against the Premises, the Property or any portion thereof. Tenant will promptly cause any such liens or claims to be released by payment, bonding or otherwise within thirty (30) days after request by Landlord, and will indemnify Landlord against losses arising out of any such claim including, without limitation, legal fees and court costs. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES OR MATERIAL TO THE PREMISES.

5.0	INSURANCE AND INDEMNITY.

5.1	TENANT'S INSURANCE.

Tenant will throughout the Term (and any other period when Tenant is in possession of the Premises) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified with deductible amounts reasonably satisfactory to Landlord and in the form hereinafter provided for:

(a)    Commercial General Liability Insurance.    Commercial general liability insurance covering claims arising from bodily injury and property damage with a minimum limits of $1,000,000 per occurrence and $2,000,000 general aggregate and insuring against legal liability of the insured with respect to the Premises or arising out of the maintenance, use or occupancy thereof. The liability policy also shall cover, but not be limited to, the contractual liabilities of the Tenant arising from this Lease.

(b)    Comprehensive Automobile Liability Insurance.    Comprehensive automobile liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury, $500,000 per person and $100,000 property damage or a combined single limit of $1,000,000 for both owned and non-owned vehicles.

(c)    Excess Liability Insurance.    Tenant shall also carry and maintain umbrella liability insurance with a limit of not less that $5,000,000 per occurrence.

(d)    Property Insurance.     Extended or broad form coverage property insurance including plate glass coverage on a replacement cost basis, with coverage equal to not less than ninety percent (90%) of the full replacement value of all personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments made by Tenant, and all other contents located or placed in the premises. In the event any casualty occurs, Tenant agrees to pay the difference between the insurance coverage required to be maintained by this subparagraph 5.1(d) and an insurance policy offering coverage of one hundred percent (100%) of the full replacement value of the property described in this subparagraph. Tenant's policy will also include business interruption/extra expense coverage in sufficient amounts to protect Tenant from such expenses.

(e)    Workers' Compensation and Employers' Liability Insurance.    Workers' Compensation Insurance covering all employees of Tenant, as required by the laws of the State of Florida and Employers' Liability coverage subject to a limit of no less than $100,000 each employee, $100,000 each accident, and $1,000,000 policy limit.

(f)    Policy Form.    All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida having an A.M Best's rating of A-, Class 9, or otherwise approved in advance by Landlord; (ii) except for Worker's Compensation Insurance, name Landlord and the property manager, Advantis Real Estate Services Company, including all directors, officers, partners, employees, agents, and representatives thereof as additional insureds as their interests may appear; (iii) be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Landlord or any mortgagee of Landlord; and (iv) contain an obligation of the insurers to notify the Landlord by certified mail not less than thirty (30) days prior to any material change, cancellation, or termination of any such policy. Certificates of insurance on the Landlord's standard form or, if required by a mortgagee, copies of such insurance policies certified by an authorized officer of Tenant's insurer as being complete and current, shall be delivered to the Landlord promptly upon request. If (a) the Tenant fails to take out or to keep in force any insurance referred to in this Section 5.1, or should any such insurance not be approved by either the Landlord or any mortgagee, and ( b) the Tenant does not commence and continue to diligently cure such default within forty-eight (48) hours after written notice by the Landlord to Tenant specifying the nature of such default, then the Landlord has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of the Tenant, and all outlays by the Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this Lease. The Tenant shall not keep or use in the Premises any article which may be prohibited by any fire or casualty insurance policy in force from time to time covering the Premises or the Building.

5.2	LANDLORD'S INSURANCE.

During the Term, Landlord will carry and maintain the following types of insurance with respect to the Building and Property in such amount or percentage of replacement value as Landlord or its insurance advisor deems reasonable in relation to the age, location, type of construction and physical conditions of the Building and Property and the availability of such insurance at reasonable rates: (i) broad form or extended coverage insurance on the Building (excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 5.1 or similar sections of their respective leases); (ii) public liability and property damage insurance with respect to the Landlord's operations in the Building; and (iii) such other forms of insurance as the Landlord or its mortgagee reasonably considers advisable. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building, having regard to size, age, and location. Landlord shall have the right to self insure any or all of its liabilities with respect to the Building or the Property.

5.3	RELEASE AND WAIVER OF SUBROGATION RIGHTS.

The parties hereto, for themselves and anyone claiming through or under them, hereby release and waive any and all rights of recovery, claim, action or cause of action, against each other, their respective agents, directors, officers and employees, for any loss or damage that may occur to the Premises or the Building, and to all property, whether real, personal or mixed, located in the Premises or the Building, by reason of any cause against which the releasing party is actually insured or, regardless of the releasing party's actual insurance coverage, against which the releasing party is required to be insured pursuant to the provisions of Sections 5.1 or 5.2. This mutual release and waiver shall apply regardless of the cause or origin of the loss or damage, including negligence of the parties hereto, their respective agents and employees. Each party agrees to provide the other with reasonable evidence of its insurance carrier's consent to such waiver of subrogation upon request. This Section 5.3 supersedes any provision to the contrary which may be contained in this Lease.

5.4	INDEMNIFICATION OF THE PARTIES.

Notwithstanding any other provisions of this Lease, Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all liability for any loss, injury or damage, including, without limitation, consequential damage including, without limitation, all costs, expenses, court costs and reasonable attorneys' fees, imposed on Landlord by any person whomsoever that occurs (i) in the Premises, except for any such loss, injury or damage that is caused by or results from the gross negligence or willful misconduct of Landlord, its employees or agents; or (ii) anywhere which is caused by or results from the negligent act or omission of Tenant, its employees, agents or contractors, or from Tenant's failure to comply with its obligations in this Lease. The commercial liability insurance that Tenant is required to carry pursuant to Section 5.1(a) of this Lease shall include coverage of the foregoing contractual indemnity. Notwithstanding any other provisions of this Lease, Landlord hereby indemnifies Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors from, and agrees to hold Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors harmless against, any and all liability for any loss, injury or damage, including, without limitation, consequential damage, without limitation, all costs, expenses, court costs and reasonable attorneys' fees, imposed on Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors by any person whomsoever, that occurs in the Building (excluding the Premises) or anywhere on the Property and that is caused by or results from the gross negligence or willful misconduct of Landlord or its employees or agents. The provisions of this paragraph shall survive the expiration or any termination of this Lease.

6.	DAMAGE, DESTRUCTION AND CONDEMNATION

6.1	DESTRUCTION OR DAMAGE TO PREMISES.

If the Premises are at any time damaged or destroyed in whole or in part by fire, casualty or other causes, Landlord shall have sixty (60) days from such damage or destruction to determine and inform Tenant whether Landlord will restore the Premises to substantially the condition which existed immediately prior to the occurrence of the casualty. If Landlord elects to rebuild, Landlord shall complete such repairs within one hundred and eighty (180) days from the end of the sixty (60) day period. If such repairs have not been completed within that 180 day period or if Landlord notifies Tenant that such repairs will not be completed within that 180 day period, and Tenant desires to terminate the Lease as a result thereof, then Tenant must notify Landlord prior to Landlord's completion of the repairs of Tenant's intention to terminate this Lease. Landlord shall then have ten (10) days after Landlord's receipt of written notice of Tenant's election to terminate to complete such repairs (as evidenced by a certificate of completion). If Landlord does complete such repairs prior to the expiration of such ten day cure period, Tenant shall have no such right to terminate this Lease. Tenant shall, upon substantial completion by Landlord, promptly and diligently, and at its sole cost and expense, repair and restore any approved alterations to the Premises made by Tenant to the condition which existed immediately prior to the occurrence of the casualty. If, in Landlord's reasonable estimation, the Premises cannot be restored within two hundred forty (240) days of such damage or destruction, then Landlord shall have sixty (60) days from such damage or destruction to inform Tenant of such estimation and either Landlord or Tenant may terminate this Lease as of a date specified in such notice, which date shall not be less than thirty (30) nor more than sixty (60) days after the date such notice is given. Until the restoration of the Premises is complete, there shall be an abatement or reduction of Base Rent in the same proportion that the square footage of the Premises so damaged or destroyed and under restoration bears to the total square footage of the Premises, unless the damaging event was caused by the negligence or willful misconduct of Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors, in which event there shall be no such abatement.

Notwithstanding the foregoing provisions of this paragraph, if damage to or destruction of the Premises in excess of fifty percent (50%) of the value of the Premises shall occur within the last year of the Term, as the same may be extended as provided hereinafter, the obligation of Landlord to restore the Premises shall not arise unless (i) Landlord, at its sole option, elects to restore such work; (ii) Landlord, at its sole option, elects to provide Tenant with the opportunity of extending the Term for an additional period so as to expire five (5) years from the date of the completion by Landlord of the repairs and restoration to the Premises; and (iii) Tenant gives written notice to Landlord within thirty (30) days after Landlord's request that Tenant agrees to such extension. Such extension shall be on the terms and conditions provided herein, if an option to extend this Lease remains to be exercised by Tenant hereunder, or under the terms prescribed in Landlord's notice, if no such further extension period is provided for herein. Upon receipt of such notice from Tenant, Landlord agrees to repair and restore the Premises within a reasonable time. If Tenant fails to timely extend the Term as provided herein, Landlord at its option shall have the right to terminate this Lease as of the date of the damaging event, or to restore the Premises and the Lease shall continue for the remainder of the then unexpired Term, or until the Lease is otherwise terminated as provided herein.

6.2	CONDEMNATION.

6.2.1    TOTAL OR PARTIAL TAKING.

If the whole of the Premises (provided that if 60% or more of the Premises are taken, the Tenant may deem that all of the Premises are taken), or such portion thereof as will make the Premises unusable, in Landlord's judgment, for the purposes leased hereunder, shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier ("Taking Date"), whereupon the rent and all other charges shall be paid up to the Taking Date with a proportionate refund by Landlord of any rent and all other charges paid for a period subsequent to the Taking Date. If less than the whole of the Premises, or less than such portion thereof as will make the Premises unusable as of the Taking Date, is taken, Base Rent and other charges payable to Landlord shall be reduced in proportion to the amount of the Premises taken. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the taking to the extent necessary to make the Premises reasonably tenantable within the limitations of the available compensation awarded for the taking (exclusive of any amount awarded for land).

6.2.2    AWARD.

All compensation awarded or paid upon a total or partial taking of the Premises or Building including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant's leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture, and other personal property belonging to Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord's award or the award of any mortgagee.

7.	MAINTENANCE AND REPAIRS.

7.1	LANDLORD'S OBLIGATIONS.

Provided Tenant is not in default under this Lease, Landlord shall furnish the following services, the costs of which shall be included in Operating Expenses, unless expressly excluded therefrom:

(i)    Elevator service for passenger and delivery needs.

(ii)    Subject to government regulations, air conditioning during summer operations and heat during winter operations at temperature levels similar to other first class office buildings in the business area in which the Building is located, but consistent with all Federal and local energy conservation regulations.

(iii)    Running water for all restrooms and lavatories.

(iv)    Restrooms, including the furnishing of soap, paper towels, and toilet tissue.

(v)    Janitorial service, similar to that provided in comparable buildings, including sanitizing, dusting, cleaning, mopping, vacuuming, and trash removal, each Monday through Friday plus floor waxing and polishing, window washing, and venetian blind cleaning as determined by Landlord.

(vi)    Electric power, for small desk-top type machines or hand held devices, such as typewriters, desktop computers, adding machines and recording machines, normally used in business offices. Tenant acknowledges that computer equipment may require additional electric power and Tenant may be charged additionally for such usage.

(vii)    Electric lighting, suitable for normal office work at desk height except in corridors, common areas, parking facilities or storage areas, and including the replacement of Building Standard lamps and ballasts as needed.

(viii)    Repairs and maintenance, for maintaining in good order at all times the exterior walls, windows, doors, and roof of the Building, public corridors, stairs, elevators, storage rooms, restrooms, the heating, ventilating and air conditioning systems, electrical and plumbing systems of the Building, and the walks, paving and landscaping surrounding the Building. Tenant shall be responsible for damage other than normal wear and tear to the Premises when caused by Tenant's usage and occupancy of Premises. Tenant shall also be responsible for any damage, including but not limited to damage from water and mold, which occurs as a result of Tenant's failure to give notice to Landlord within 24 hours of the discovery of water intrusion, water leakage, water damage or mold in the Premises.

(ix)    Grounds care, including the sweeping of walks and parking areas and the maintenance of landscaping in an attractive manner.

(x)    Fire and extended coverage insurance to protect Landlord's interest in the Building.

(xi)    General management, including supervision, inspections and management functions.

7.1.1    The services provided for in Paragraph 7.1 herein, and the amount of Base Rent prescribed herein are predicated on and are in anticipation of certain usage of the Premises by Tenant as follows:

Services shall be provided for the Building during normal business hours established in other first class office buildings in the business area in which the Building is located, and initially shall be: from 8:00 A.M. to 6:00 P.M. on Mondays through Fridays, and from 8:00 A.M. to 1:00 P.M. on Saturday, except for national holidays. HVAC for hours beyond these will be charged at a rate of $25.00 per hour per HVAC unit, provided, however, that such rate shall be subject to an annual adjustment to reflect the percentage increase, if any, in the rate for electricity supplied to the Building in relation to the rate for such electricity during any preceding year.

7.1.2    If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to charge Tenant, as Additional Rent, a reasonable sum as reimbursement for the direct cost of such added services, and Landlord reserves the right to install separate metering devices for the purpose of determining such excessive periods and/or amounts at Tenant's expense. In the event of disagreement as to the reasonableness of such additional charge, the opinion of the appropriate local utility company or an independent professional engineering firm shall prevail. If Landlord reduces such services, and such reduction selected by Landlord is reasonable, Tenant shall have no claim against Landlord for such reduction.

7.1.3    Landlord shall not be liable for any damages directly or indirectly resulting from the installation, use, malfunction, or interruption of use of any equipment in connection with the furnishing of services referred to herein, and particularly any interruption in services by any cause beyond the immediate control of the Landlord; but Landlord shall exercise due care in furnishing adequate and uninterrupted services. Without limitation on the foregoing, under no circumstances shall Landlord incur liability for damages caused directly or indirectly by any malfunction of a computer system or systems within the Building resulting from or arising out of the failure or malfunction of any electrical, air-conditioning or other system serving the Building.

7.2	TENANT'S OBLIGATIONS.

7.2.1    Tenant will take good care of Premises and the fixtures and appurtenances therein, and will suffer no active or permissive waste or injury thereof, and Tenant's responsibilities in conjunction therewith shall include, but not be limited to, the cleaning of window coverings, the shampooing of the carpeting located in the Premises, as well as the regular painting and decorating of the Premises so as to maintain the Premises in a first-class condition. All such repair work, maintenance and any alterations permitted by Landlord shall be done at Tenant's expense by Landlord's employees or, with Landlord's express written consent, by persons requested by Tenant and authorized in writing by Landlord. Tenant shall, at Tenant's expense, but under the direction of Landlord and performed by Landlord's employees, or with Landlord's express written consent, by persons requested by Tenant and authorized in writing by Landlord, promptly repair any injury or damage to Premises or Building caused by misuse or neglect thereof by Tenant, or by persons permitted on Premises by Tenant, or by Tenant moving in or out of Premises.

7.2.2    Tenant will not, without Landlord's written consent, make alterations, additions or improvements in or about the Premises and will not do anything to or on the Premises which will increase the rate of fire insurance on the Building. All alterations, additions or improvements of a permanent nature made or installed by Tenant to the Premises shall become the property of Landlord at expiration of this Lease, but Landlord reserves the right (subject to the provisions of paragraph 4.2) to require Tenant to remove any improvements or additions made to the Premises by Tenant and to repair and restore Premises, at Tenant's cost, to their condition prior to such alteration, addition or improvement. Tenant further agrees to do so prior to the expiration of the Lease Term.

7.2.3    No later than the last day of the Lease Term, Tenant will remove all Tenant's personal property and repair all injury done by or in connection with installation or removal of said property and surrender Premises (together with all keys to Premises and/or the Building and access cards to the facility) in as good a condition as they were at the beginning of the Lease Term, reasonable wear excepted. All property of Tenant remaining on Premises after expiration of the Lease Term shall be deemed conclusively abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same, subject however, to Landlord's right (subject to the provisions of paragraph 4.2) to require Tenant to remove any improvements or additions made to Premises by Tenant pursuant to paragraph 7.2.2.

7.2.4    In doing any work related to the installation of Tenant's furnishings, fixtures, or equipment in the Premises, Tenant will use only contractors or workmen approved by Landlord in writing. Landlord may condition its approval upon its receipt of acceptable lien waivers from such contractors or workmen. Tenant shall promptly remove or post a bond covering any lien for material or labor claimed against Premises by such contractors or workmen if such claim should arise, and hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, expenses or liabilities (including attorneys' fees and related fees and costs) incurred by Landlord as a result of such liens.

7.2.5    Tenant shall not place nor maintain any food or drink coin operated vending machines within Premises without the written consent of Landlord. Such consent shall not preclude Landlord from charging Tenant for utility costs therefor.

7.2.6    Tenant agrees that all personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant; and Landlord shall not be liable for theft thereof or of money deposited therein or for any damages thereto, such theft or damage being the sole responsibility of Tenant.

7.2.7.    Tenant shall obtain Landlord's consent, such consent not to be unreasonably withheld, as to the location or relocation within the Premises of any heavy objects or furnishings such as file cabinets, vending machines, etc., as not to cause damage to the Building.

7.2.8.    Tenant shall notify Landlord within 24 hours of Tenant's discovery of any water intrusion, water leakage, water damage, or mold within the Premises.

7.3	CONDITION UPON TERMINATION.

Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Section 7.1. Tenant shall repair, at Tenant's expense, any damage to the Premises or Building caused by the removal of any of Tenant's personal property, including but not limited to furniture, machinery and equipment. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; millwork and cabinetry; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners, or any other heating or air conditioning equipment; fencing or security gates; plumbing fixtures, water fountains; or other similar building operating equipment and decorations.

8.	DEFAULT AND REMEDIES:

8.1    DEFAULT BY TENANT.    The following will be events of default by Tenant under this Lease:

(a)    Failure to pay when due any installment of Rent or any other payment required pursuant to this Lease;

(b)    The filing of a petition for bankruptcy or insolvency under any applicable federal or state bankruptcy or insolvency law; an adjudication of bankruptcy or insolvency or an admission that it cannot meet its financial obligations as they become due, or the appointment or a receiver or trustee for all or substantially all of the assets of Tenant; the foregoing shall also apply to all Guarantors;

(c)    A transfer in fraud of creditors or an assignment for the benefit of creditors, whether by Tenant or any Guarantor;

(d)    Any act which results in a lien being filed against the Premises or the Property which is not removed or bonded within ten (10) days of Tenant's notice thereof;

(e)    The liquidation, termination or dissolution of Tenant or any Guarantor, or, if Tenant or any Guarantor is a natural person, the death of Tenant or such Guarantor;

(f)    Failure to cure any non-monetary provision of this Lease within 20 days after written notice thereof to Tenant; and

(g)    Failure to restore the Security Deposit pursuant to Section 11.2 hereof.

8.2    REMEDIES.    In the event of any default hereunder by Tenant, then without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a)    Landlord may terminate this Lease by notice to Tenant and retake possession of the Premises for Landlord's account. Tenant shall then quit and surrender the Premises to Landlord. Tenant's liability under all of the provisions of this Lease shall continue notwithstanding any expiration and surrender, or any re-entry, repossession, or disposition hereunder, including to the extent legally permissible, payment of all Rent and other charges until the date this Lease would have expired had such termination not occurred. If Landlord so elects, Rent shall be accelerated and Tenant shall pay Landlord damages in the amount of any and all sums which would have been due for the remainder of the Term. If Landlord relets all or any part of the Premises for all or any part of the unexpired portion of the Term of this Lease, such reletting shall be for the benefit of Tenant.

(b)    Landlord may enter the Premises as agent of the Tenant to take possession of any property of the Tenant on the Premises, to store such property at the expense and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may reasonably see fit without notice to the Tenant. Re-entry and removal may be effected by summary dispossess proceedings, by any suitable action or proceeding, or otherwise. Landlord shall not be liable in any way in connection with its actions pursuant to this section, to the extent that its actions are reasonable and otherwise in accordance with law.

(c)    Landlord may relet for the benefit of Tenant all or any part of the Premises for all or any part of the unexpired portion of the Term of this Lease or for any longer period, and may accept any Rent then attainable; grant any concessions of Rent, and agree, at Tenant's expense, to paint or make any special repairs, alterations, and decorations for any new Tenant as it may deem advisable in its sole and absolute discretion. Landlord shall be under no obligation to relet or to attempt to relet the Premises greater than that imposed by law.

(d)    Landlord may remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord's intention to perform such covenants need to be given the Tenant unless expressly required by this Lease. The Landlord shall not be liable to the Tenant for any loss or damage caused by reasonable acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all reasonable expenses incurred by the Landlord in connection with remedying or attempting to remedy such default. Any expenses incurred by Landlord shall accrue interest from the date of payment by Landlord until repaid by Tenant at the highest rate permitted by law.

8.3	COSTS.

Tenant shall pay to Landlord on demand all reasonable costs incurred by Landlord, including attorneys' fees and costs (whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Landlord in enforcing any of the obligations of Tenant under this Lease. In addition, upon any default by Tenant, Tenant shall also be liable to Landlord for the expenses to which Landlord may be put in re-entering the Premises, reletting the Premises and putting the Premises into the condition necessary for such reletting (including attorneys' fees and disbursements, marshall's fees, and brokerage fees, in so doing), and any other expenses reasonably incurred by Landlord.

8.4	WAIVER.

No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

8.5	DEFAULT BY LANDLORD.

Except as stated herein, in the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages, but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall have a period of thirty (30) days following the date of such notice in which to commence the appropriate cure of such default. Unless and until Landlord fails to commence and diligently pursue the appropriate cure of such default after such notice or complete same within a reasonable period of time, Tenant shall not have any remedy or cause of action by reason thereof. In the event that a material default by Landlord remains uncured for a period of more than one hundred twenty (120) days, Tenant may, at its option, terminate the Lease. Notwithstanding any provision of this Lease, Landlord shall not at any time have any personal liability under this Lease, and Tenant's sole remedy with respect thereto shall be a suit for damages and not a termination of the Lease. In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Building, and in no event shall any deficiency judgment be sought or obtained against Landlord.

9.	PROTECTION OF LENDERS

9.1    SUBORDINATION AND ATTORNMENT.    This Lease shall be subject and subordinated at all times to the terms of each and every ground or underlying lease which now exist or may hereafter be executed affecting the Premises under which Landlord shall claim, and to the liens of each and every mortgage and deed of trust in any amount or amounts whatsoever now or hereafter existing encumbering the Premises, Building or the Property, and to all modifications, renewals and replacements thereto without the necessity of having further instruments executed by Tenant to effect such subordination. Subject to the specific provisions of a subordination and non-disturbance agreement, so long as no default or event which with the passing of time or giving of notice would constitute a default, exists under this Lease, the peaceable possession of Tenant in and to the Premises for the Term shall not be disturbed in the event of the foreclosure of any such mortgage or deed of trust or in the event of a termination of any ground or underlying leases affecting the Premises. If Landlord's interest in the Building and or Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale or transfer in lieu thereof, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Lease Premises, Building or Property and recognize such transferee or successor as Landlord under this Lease.

9.2    ESTOPPEL CERTIFICATES AND SUBORDINATION AND NON-DISTURBANCE AGREEMENT.    Within five business (5) days of receipt of a written request of Landlord, any lender or prospective lender of the Building or Property, or at the request of any purchaser or prospective purchaser of the Building or Property, Tenant shall deliver an estoppel certificate (or, in the case of a lender request, a subordination and non-disturbance agreement), attaching a true and complete copy of this Lease, including all amendments relative thereto, and certifying with particularity, among other things, (i) a description of any renewal or expansion options, if any; (ii) the amount of rent currently and actually paid by Tenant under this Lease; (iii) that the Lease is in full force and effect as modified; (iv) Tenant is in possession of the Premises; (v) stating whether either Landlord or Tenant is in default under the Lease and, if so, summarizing such default(s); and (vi) stating whether Tenant or Landlord has any offsets or claims against the other party and, if so, specifying with particularity the nature and amount of such offset or claim. Landlord shall likewise deliver a similar estoppel certificate within five (5) business days of the request of Tenant, any lender or prospective lender of Tenant, or assignee approved by Landlord.

9.3	INTENTIONALLY DELETED.

10.    TELECOMMUNICATIONS.    Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All installations of telecommunications equipment and wires shall be accomplished pursuant to plans and specifications approved in advance in writing by Landlord. Unless Landlord otherwise requests or consents in writing, all of Tenant's telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with rules and regulations adopted by Landlord from time to time. Landlord shall have no responsibility for the maintenance of Tenant's telecommunications equipment, including wire; nor for any wiring or other infrastructure to which Tenant's telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued from any cause whatsoever, whether or not such loss, or damage results from any fault, default, negligence, act or omission of Landlord or its agents, servants, employees, or any other person for whom Landlord is in law responsible, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with the operation of the Building or installation of telecommunications equipment for other tenants of the Building.

Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring or other facilities for telecommunications transmittal, shall at Landlord's request be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost or, at Landlord's election, by Landlord at Tenant's sole cost, with the cost thereof to be paid as Additional Rent; provided, however, that Landlord shall make such request at the time it consents to the installation of such telecommunications equipment.

In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord's satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider's provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants of the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to alterations as described in Section 4.2 of this Lease; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider's equipment and materials; (v) the provider agrees to abide by Landlord's requirements, if any, that provider use existing Building conduits and pipes or use building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider's equipment, for the fair market value of a provider's access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed "as built" plans immediately after the installation of the provider's equipment is complete; and (viii) all of the foregoing matters are documented in a written license or other agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

Notwithstanding any provision of the preceding paragraphs to the contrary, the refusal of the Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant's request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant's sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the perspective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones or wireless internet access), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord's prior written consent. Such consent may be conditioned in such a manner so as to protect Landlord's financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

In the event that telecommunications equipment, wiring and facilities installed by or at the request of Tenant within the Premises, or elsewhere within the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference, Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant shall substitute alternative equipment which remedies the situation. If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord's discretion, remove such equipment according to foregoing specifications.

11.	MISCELLANEOUS PROVISIONS.

11.1    LANDLORD'S LIABILITY; CERTAIN DUTIES.    As used in the Lease, the term "Landlord" means only the current owner or owners of the fee title to the Premises, Building or Property or the leasehold estate under a ground lease of the Premises, Building or Property at the time in question. Each landlord is obligated to perform the obligations of Landlord under this Lease only during the time such landlord owns such interest or title. Any landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, provided that such transfer is not for the primary purpose of avoiding such obligations. However, each landlord shall deliver to its transferee all funds previously paid by Tenant if such funds have not yet been applied under the terms of this Lease.

11.2    INTENTIONALLY DELETED.

11.3    INTERPRETATION.

The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant the term "Tenant" shall include Tenant's agents, employees, contractors, invitees, successors or others using the Premises, Building or Property with Tenant's expressed or implied permission. This Lease will not be construed more or less favorably with respect to either party as a consequence of the Lease or various provisions hereof having been drafted by one of the parties hereto.

11.4    INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS.

This Lease is the only agreement between the parties pertaining to the lease of the Premises, Building or Property and no other agreements either oral or otherwise are effective unless embodied herein. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

11.5    NOTICES.

Any notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of the date and time the same are personally delivered, transmitted electronically (i.e., telecopier device) or within three (3) days after depositing with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, or within one (1) day after depositing with Federal Express or other overnight delivery service from which a receipt may be obtained, and addressed as follows:

To Landlord at the following address:

	Copies to:	and
2650 McCormick Drive, Suite 160 Clearwater, Florida 33759 Telephone: (727) 712-0603 Telecopy: (727) 712-8832 Attn: Property Manager	The St. Joe Company
c/o St. Joe Commercial, Inc.
245 Riverside Avenue
Suite 500
Jacksonville, Florida 32202
Attn: Michael J. Daly, Jr.
Director-Asset Management
Telephone: (904) 301-4311
Telecopy: (904) 301-4511
The St. Joe Company 245 Riverside Avenue Suite 500 Jacksonville, Florida 32202 Attn: Douglas A. Booher, Senior Counsel Telephone: (904) 301-4456 Telecopy: (904) 301-4469
and	and
The St. Joe Company c/o St. Joe Commercial, Inc. 245 Riverside Avenue Suite 500 Jacksonville, Florida 32202 Attn: Teresa Terhune, Mgr. Asset Administration Telephone: (904) 301-4310 Telecopy: (904) 301-5310	Advantis Real Estate Services Company 3455 Peachtree Rd, NE Suite 400 Atlanta, GA 30326 Attn: John Hutcheson and Sue Higgins Telephone: (404) 949-6000 Telecopy: (404) 949-6214

To Tenant at the Premises and the following address:

Teamstaff, Inc.
300 Atrium Drive
Somerset, NJ 08873
Attn: Chief Financial Officer
Telephone: (732) 748-1700
Telecopy: (732) 748-3206

or at such other address as either party hereto shall from time to time designate to the other party by notice in writing as herein provided.

Tenant hereby appoints as its agent to receive service of all dispossessory or distraint proceedings, the person deemed by Landlord to be in charge of Premises at the time of service; and if there is no person occupying same, then such service may be made by attachment thereof on the main entrance of Premises.

11.6    RADON GAS NOTICE.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

11.7    WAIVERS.

All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

11.8    NO RECORDATION.

Tenant shall not record this Lease or any memorandum of lease without prior written consent from Landlord.

11.9    JOINT AND SEVERAL LIABILITY.

All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

11.10    FORCE MAJEURE.

If either party cannot perform any of its obligations (except the payment of Rent, Additional Rent, or other sums of money) due to events beyond that party's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond control include, but are not limited to, acts of the other party, acts of God, war, terrorist attack, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions. In the event of such events, if the Premises are untenantable for a period of more than one hundred twenty (120) days, Tenant, at its option, may terminate the Lease.

11.11    EXECUTION OF LEASE.

Submission or preparation of this Lease by Landlord shall not constitute an offer by Landlord or option for the Premises, and this Lease shall constitute an offer, acceptance or contract only as expressly specified by the terms of this Section 11.11. In the event that Tenant executes this Lease first, such action shall constitute an offer to Landlord, which may be accepted by Landlord by executing this Lease, and once this Lease is so executed by Landlord, such offer may not be revoked by Tenant and this Lease shall become a binding contract. In the event that Landlord executes this Lease first, such action shall constitute an offer to Tenant, which may be accepted by Tenant only by delivery to Landlord of a fully executed copy of this Lease, together with a fully executed copy of any and all guaranty agreements and addendums provided that in the event that any party other than Landlord makes any material or minor alteration of any nature whatsoever to any of said documents, then such action shall merely constitute a counteroffer, which Landlord, may, at Landlord's election, accept or reject. Notwithstanding that the Commencement Date may occur and the Term may commence after the date of execution of this Lease, upon delivery and acceptance of this Lease in accordance with the terms of this Lease, this Lease shall be fully effective, and in full force and effect and valid and binding against the parties in accordance with, but on and subject to, the terms and conditions of this Lease.

11.12    AUTHORITY.

As a material inducement to Landlord to enter into this Lease, Tenant (and, individually each party executing this Lease on behalf of Tenant), intending that Landlord rely thereon, represents and warrants to Landlord that:

(i)    Tenant and the party executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver this Lease to Landlord;

(ii)    This Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with the terms of this Lease;

(iii)    Tenant is duly organized, validly existing and in good standing under the laws of the state of Tenant's organization and has full power and authority to enter into this Lease, to perform Tenant's obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv)    The execution of this Lease by the individual or individuals executing this Lease on behalf of Tenant, and the performance by Tenant of Tenant's obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant's bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Tenant's business as any of the foregoing may have been supplemented or amended in any manner.

11.13    FLORIDA LAW.

This Lease shall be governed by the laws of the State of Florida.

11.14    COUNTERPART.

This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and any of which shall be deemed to be complete of itself and may be introduced into evidence or used for any purpose without the production of the other counterpart or counterparts.

11.15    HOLDING OVER.

In addition to and not limiting any other rights or remedies which Landlord may have on account of Tenant holding over without written consent of Landlord, Tenant shall pay to Landlord rent in the amount of 150% of Base Rent, as well as any and all direct and consequential damages incurred by Landlord on account of such unapproved holding over including claims by tenants entitled to future possession.

11.16    TIME IS OF THE ESSENCE.

Time is of the essence of this Lease and all provisions contained herein.

11.17    APPROVAL OF PLANS AND SPECIFICATIONS.

Neither review nor approval by or on behalf of Landlord of any Tenant's plans nor any plans and specifications for any Tenant Alterations or any other work shall constitute a representation or warranty by Landlord, any of Landlord's beneficiaries, the managing agent of the Building or Property or any of their respective agents, partners or employees that such plans and specifications either (i) are complete or suitable for their intended purpose, or (ii) comply with Applicable Laws, it being expressly agreed by Tenant that neither Landlord, nor any of Landlord's beneficiaries, nor the managing agent of the Building or Property nor any of their respective agents, partners or employees assume any responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance.

11.18    RELATIONSHIP.

Landlord and Tenant disclaim any intention to create a joint venture, partnership or agency relationship.

11.19    BROKER'S FEE.

Tenant covenants, represents and warrants that Tenant had no dealings or negotiations with any broker or agent other than Summit Advisors ("Broker") in connection with the consummation of this

Lease, except for Icon Commercial Interests LLC, for which services Broker has agreed to pay any commissions due. Advantis Real Estate Services Company ("Advantis") is the Landlord's broker and Landlord agrees to pay any commissions due Advantis. Tenant acknowledges that Advantis solely represents the Landlord with respect to this transaction. Landlord shall pay any commission due Broker for acting as co-broker with Advantis in this transaction. Tenant and Landlord covenant and agree to hold harmless and indemnify each other from and against any and all costs, expenses (including reasonable attorneys' fees before trial, at trial, on appeal and in bankruptcy) or liability for any compensation, commissions, or charges claimed by any broker or agent claiming to have been engaged by or to have had dealings with the indemnifying party with respect to this Lease or the negotiation thereof.

11.20    WAIVER OF TRIAL BY JURY.

LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

11.21    RIDERS AND EXHIBITS.

All Riders, Addenda, Schedules and Exhibits attached hereto shall be deemed to be a part hereof and are hereby incorporated.

11.22    TENANT ASSIGNMENT.     Tenant will not assign this Lease, in whole or in part, or sublease the Premises, in whole or in part, other than to an entity controlling, controlled by or under common control with Tenant or a purchaser of all or substantially all of its stock or assets, without the prior written consent of Landlord, which consent will not be unreasonably withheld, subject to Landlord's right of recapture set forth below, and in no event will Tenant be released from any obligation or liability under this Lease following any such assignment or sublease. No sublessee of the Premises or any portion thereof, may further assign or sublease its interest in the Premises or any portion thereof. Tenant shall pay Landlord an assignment fee in an amount of Five Hundred Dollar ($500.00), together with all legal fees and expenses incurred by Landlord in connection with the review by Landlord of Tenant's requested assignment or sublease pursuant to this Section, together with any legal fees and disbursements incurred in the preparation and/or review of any documentation, will be paid by Tenant within thirty (30) days of invoice for payment thereof, as Additional Rent. If the rent due and payable by any assignee or sublessee under any permitted assignment or sublease exceeds the Rent payable under this Lease for such space, Tenant will pay to Landlord all such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant. If Tenant requests Landlord's consent to an assignment or sublease, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed assignment, copies of the proposed documentation, and the following information about the proposed assignee or sublessee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial and other credit information; and general references sufficient to enable Landlord to determine the proposed assignee's or sublessee's creditworthiness and character. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed assignee or sublessee (a) is creditworthy, with a financial net worth equal to or greater than Tenant's net worth as of the date of this Lease, (b) has a good reputation in the business community, (c) does not engage in business similar to those of other tenants in the Building, and (d) is not another occupant of the Building; otherwise, Landlord may withhold its consent in its sole discretion.

Within fifteen (15) days after Landlord's receipt of Tenant's request for Landlord's consent to a proposed assignment or sublease, excluding any assignment or sublease to an affiliate of Tenant, Landlord shall have the right to require Tenant to reconvey to Landlord that portion of the Premises which Tenant is seeking to assign or sublet. Tenant shall reconvey that portion of the Premises in consideration of Landlord's release of Tenant from all future Rent and other obligations, which would not otherwise survive termination of the Lease, with respect to the portion of the Premises so reconveyed. Any such reconveyance shall be evidenced by an agreement reasonably acceptable to Landlord and Tenant in form and substance.

11.23    LANDLORD ASSIGNMENT.    Landlord will have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Property. Any such sale, transfer or assignment will operate to release Landlord from any and all liability under this Lease arising after the date of such sale, assignment or transfer.

11.24    ATTORNEY'S FEES.    In the event of any litigation arising out of this Lease, the prevailing party shall be entitled to an award of its court costs and attorney's fees, both at trial and on appeal.

11.25    OPTION TO RENEW.    Tenant shall have an option to renew (the "Renewal Option") the Term for one (1) additional term of five (5) years (the "Renewal Term"), commencing as of the date immediately following the expiration of the Term, such option to be subject to the covenants and conditions hereinafter set forth in the Lease. Such Renewal Option shall supersede any such option held by Tenant. If Tenant duly exercises its right to the Renewal Term, then at Landlord's election, Tenant shall execute a lease on Landlord's then-current lease form, to be applicable to the Renewal Term.

Tenant shall give Landlord written notice (the "Renewal Notice") of Tenant's election to exercise its Renewal Option not later than six (6) months nor sooner than nine (9) months prior to the expiration of the Term; provided that Tenant's failure to give the Renewal Notice by said date, whether due to Tenant's oversight or failure to cure any existing defaults or otherwise, shall render the Renewal Option null and void.

Tenant shall not be permitted to exercise any Renewal Option at any time during which either Tenant is in default under this Lease, subject to applicable notice and grace periods (if any). If Tenant fails to cure any default under the Lease prior to the commencement of the Renewal Term, subject to applicable notice and grace periods, the Renewal Term shall be immediately canceled, unless Landlord elects to waive such default, and Tenant shall forthwith deliver possession of the Premises to Landlord as of the expiration or earlier termination of the Term of the Lease.

Tenant shall be deemed to have accepted the Premises in "as-is" condition as of the commencement of the Renewal Term, subject to any other repair and maintenance obligations of Landlord under the Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant's renewal of the Lease.

The covenants and conditions of the Lease in force during the original Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Term(s), except as follows:

(a)    The "Commencement Date" for the purpose of the Lease shall be the first day of the Renewal Term.

(b)    The Base Rent for the Renewal Term shall be an amount equal to 95% of the then current fair market rate for comparable buildings in the business area in which the Building is located, as of the date of the expiration of the Term, as determined by Landlord, plus applicable taxes thereon, payable as provided by the Lease and subject to adjustments as provided by the Lease.

(c)    All other terms and conditions to be negotiated.

(d)    Following expiration of the Renewal Term as provided herein, Tenant shall not have any further right to renew or extend the Lease.

Tenant's Renewal Option shall not be transferable by Tenant, except in conjunction with a permissible transfer in accordance with the applicable provisions of

11.26    PATRIOT ACT.    Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

11.27    RIGHT OF FIRST OFFER.

In the event any space in the Building on the fourth floor that is contiguous to the Premises becomes available for lease (the "Offer Space") and subject to any other rights of first offer or first refusal that may be in effect from other tenants and superior in time to Tenant's right of first offer as of the date of this Lease, Landlord shall give notice to Tenant that the Offer Space is available (the "Offer Notice"). Tenant shall have the one-time option to lease the entire Offer Space at 95% of the fair market rate then prevailing at the time of the Offer Notice, but in no event at a rate less than Tenant's current rental rate on the Premises. All other terms shall be subject to negotiation at the time of the Offer Notice. Any necessary tenant improvements to the Offer Space shall be negotiated at the time of the Offer Notice, and Tenant's rental rate on the Offer Space shall be amended and revised to account for any such tenant improvements. Tenant shall have ten (10) business days from the date of the Offer Notice to accept or reject the Offer Space. In the event Tenant does not respond to the Offer Notice within such 10 day period, Tenant shall be deemed to have rejected the Offer Space.

IN WITNESS WHEREOF, Tenant and Landlord have caused this Lease to be duly executed in duplicate as of the date first above written by their respective duly authorized officers, agents or attorneys in fact as the case may be.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:

__________________________________

Name: ______________________________

__________________________________

Name: ______________________________

"Tenant"

TeamStaff, Inc.,
a New Jersey corporation

By: ________________________________

Print Name: __________________________

Its: ________________________________

Date: ______________________________

(Corporate Seal)

__________________________________

Name: ______________________________

__________________________________

Name: ______________________________

"Landlord"

The St. Joe Company,
a Florida corporation

By:	St. Joe Commercial, Inc., a Florida corporation, Its authorized agent

By: ________________________________

Print Name: __________________________

Its: ________________________________

Date: ______________________________

(Corporate Seal)

EXHIBIT "A"

SITE PLAN

i

EXHIBIT "B"

TENANT PLAN

EXHIBIT "C"

RULES AND REGULATIONS

1.    Tenant shall not install or operate any machinery or apparatus other than usual small business machines without specific written approval of Landlord. No article deemed hazardous because of flammability and no explosive or other articles of an intrinsically hazardous nature shall be brought into the Building.

2.    No additional locks or similar devices shall be placed upon doors of the Premises and no locks shall be changed except with written consent of Landlord. Upon termination of Lease, Tenant shall surrender to Landlord all keys to the Premises. Such consent of Landlord shall not be unreasonably withheld.

3.    Tenant shall be permitted to move furniture and office furnishings into or out of the Building at their own risk only at such times and in such a manner designated by Landlord so as to cause the least inconvenience of other Tenants. Any damage caused to the Premises or Building shall be repaired at the expense of Tenant.

4.    Provided Landlord is required to furnish janitorial services no person shall be employed by Tenant to do janitorial work in the Premises, and no persons other than the janitors for the Building shall clean the Premises, unless Landlord shall first give its written consent. Any person employed by Tenant with Landlord's consent to do janitorial work shall, while in the Premises and Building, be subject to and under the control and direction of the Landlord, but shall not be considered the agent or servant of the Landlord.

5.    Window coverings other than building standard, either inside or outside the windows, may not be installed without Landlord's prior written consent and must be furnished, installed and maintained at the expense of Tenant and at Tenant's risk, and must be of such shape, color, material, quality and design as may be prescribed by Landlord.

6.    If Tenant desires additional telecommunications connections, or the installation of any other electrical wiring, Landlord will, upon receiving a written request from Tenant and at Tenant's expense, direct the electricians as to where and how the wires are to be introduced and run, and without such direction no boring, cutting or installation of wires will be permitted. Tenant shall not install or erect any satellite dish, antennae, aerial wires or any other equipment inside or outside the Premises and Building without in every instance obtaining prior written approval from Landlord.

7.    The sidewalks, entrances, passages, courts, corridors, vestibules, halls, stairways and elevators (if any) in or about the Premises and Building shall not be obstructed or used for storage or for any purpose other than ingress and egress by Tenant.

8.    Tenant shall not create or maintain a nuisance in the Premises nor make or permit any noise or odor or use or operate any electrical or electronic devices that emit loud sounds, air waves, or odors, that are objectionable to other tenants of this Building or any adjoining building or premises; nor shall the Premises be used for lodging or sleeping nor any immoral or illegal purpose that will violate any law, damage the Premises, or injure the reputation of the Building or Property.

9.    Tenant and occupants shall observe and obey all parking and traffic regulations from time to time imposed by Landlord on the Premises, Building or Property. Landlord in all cases reserves the right to designate "no parking" zones, traffic right-of-ways and general parking area procedures. Failure of Tenant to comply with parking regulations will constitute a default of the Lease. Landlord may institute such measures for proper parking as are necessitated by conditions existing at a particular time; including but not limited to towing, impounding and/or tagging of improperly parked vehicles, and instituting a control system to insure only properly authorized vehicles are parking in assigned areas.

10.    Landlord reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors and peddlers from the Building and Property as deemed necessary and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building or Property. Landlord shall exercise its best judgement in executing such control but shall not be held liable for granting or refusing such access.

11.    Any sign, letter, picture, notice, advertisement or the like installed within the Premises, which is visible from outside the Premises, shall be installed in such manner and be of such character and style as Landlord shall approve in writing. No sign, lettering, picture, notice, advertisement or the like shall be placed on any outside window or in a position to be visible from outside the building without prior written approval of the Landlord.

12.    Tenant shall not use the name of the Building or Property for any purpose other than that of the business address of Tenant, and shall not use any picture or likeness of the Building or Property in any circulars, notices, advertisements or correspondence without Landlord's prior written consent.

13.    No animals, pets, bicycles or skateboards or other vehicles shall be brought or permitted to be in the Premises or Building.

14.    Tenant shall not make any room-to-room canvass to solicit business from other Tenants of the Building or Property.

15.    Tenant shall not waste electricity, water or air conditioning, and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building. Tenant shall not adjust any common controls other than room thermostats installed for specific use. Tenant shall not tie, wedge, or otherwise fasten open any water faucet or outlet. Tenant shall keep all common corridor doors closed.

16.    Tenant assumes full responsibility for protecting the Premises from theft, robbery, pilferage and other crimes. Except during Tenant's normal business hours, Tenant shall not prop open any common doors to the Building, and shall be liable for any loss caused by negligence thereto.

17.    Tenant shall not overload any floor and shall not install any heavy objects, safes, business machines, files or other equipment without having received Landlord's prior written consent as to size, maximum weight, routing and location thereof. Safes, furniture, equipment, machines and other large or bulky, articles shall be brought through the Building and into and out of the Premises at such times and in such manner as the Landlord shall direct and at Tenant's sole risk and responsibility.

18.    Tenant, its employees, agents, guests and invitees shall not in any manner deface or damage the Building and shall be responsible for any repairs required.

19.    Tenant shall not use more electrical current from individual or collective circuits as is designated by the amperage rating of said circuits at the circuit breaker panels for Tenant's suite. Should Tenant exceed the safe capacity as designed and as stated on the circuit breakers for said circuits then Tenant shall bear the entire expense of modifications to adjust or increase the amperage for Tenant's safe and proper electrical consumption. Landlord's consent to such modifications to the electrical system shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

20.    Tenant, its employees, its invitees and guests shall not smoke in the Premises, Building or any common areas. Smoking is allowed in designated smoking areas only.

21.    Tenant shall be responsible for any damage including stoppage caused by failure to use the apparatus as instructed or for the purpose constructed done to any common area including but not limited to restrooms, elevators, stairways, hallways, lobby, sidewalks, parking lots, landscape areas caused by Tenant, its licensees, guests, agents, contractors or invitees negligence or misuse.

22.    Landlord reserves the right to establish rules and regulations which shall govern the access, activity, conduct and set specific rules and regulations with respect to contractors, subcontractors, agents or consultant which perform activities in the Building, Premises and or Property.

23.    Landlord reserves the right to make such further reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Premises and the preservation of good order therein. Any additional rules and regulations promulgated by Landlord shall be binding upon the parties hereto with the same force and effect as if they had been inserted herein at the time of execution hereof. Tenant shall be responsible for the observance of all of the foregoing rules and regulations by Tenant's employees, agents, clients, customers, invitees and guests. Landlord shall not be responsible for any violation of the foregoing rules and regulations by other Tenants of the Building and shall have no obligation to enforce the same against other Tenants.

24.    Tenant shall not conduct or permit any auctions or sales at the Premises or Property.

v

EXHIBIT "D"

LEASE COMMENCEMENT DATE AGREEMENT

THIS AGREEMENT is made and entered into as of                                                              2005, by and between The St. Joe Company, a Florida corporation, ("Landlord") and TeamStaff, Inc., a New Jersey corporation ("Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant entered into a lease dated                                                 , 2005 ("Lease") setting forth the terms of occupancy by Tenant for Suite 400 at Harbourside located at 18167 US 19 North, Clearwater, Florida 33764; and

WHEREAS, the Lease is for a term of sixty-six (66) months with the "Commencement Date" of the term being defined as                                  1, 2005 and

WHEREAS, it has been determined that                                         , 2005 is the actual Commencement Date of the Lease.

NOW THEREFORE, in consideration of the premises and the covenants hereafter set forth, it is agreed,

1.    The actual Commencement Date of the term of the Lease is                                         , 2005 and shall continue through the Expiration Date thereof is                                                 , 200  , unless sooner terminated or extended pursuant to the Lease.

2.    The actual Tenant Occupancy Date is                             , 2005.

3.    The demised premises are known as Suite 400, Harbourside, 18167 US 19 North, Clearwater, Florida 33764 and contains 15,177 rentable square feet.

4.    The actual Rent Commencement Date is                                     , 2005.

5.    Pursuant to Section 2.1 of this Lease, Base Rent is scheduled to escalate and the actual escalation dates are as follows:

Year/Period	Rent Escalation Date

6.    The Tenant's Pro Rata Share is 9.92%.

IN WITNESS WHEREOF, Landlord and Tenant have executed this document as of the first date set forth in the first paragraph above.

"Landlord"

The St. Joe Company,
a Florida corporation

By:	St. Joe Commercial, Inc., a Florida corporation, Its authorized agent

______________________________________________________________________________
Authorized Signature

______________________________________________________________________________
Printed Name

______________________________________________________________________________
Title

______________________________________________________________________________
Date

"Tenant"

TeamStaff, Inc.,
a New Jersey corporation

______________________________________________________________________________
Authorized Signature

______________________________________________________________________________
Printed Name

______________________________________________________________________________
Title

______________________________________________________________________________
Date

______________________________________________________________________________
Fein/SS #

EXHIBIT "E"

WORK LETTER

1.    Landlord shall construct the improvements set forth in the Final Plans (as hereinafter defined) (the "Tenant Improvements") and pay the cost of the Tenant Improvements up to, but not exceeding, an amount equal to Eighteen and No/100 Dollars ($18.00) per rentable square foot of the Premises, the amount of which is agreed to be Two Hundred Seventy-three Thousand One Hundred Eighty-six and No/100 Dollars ($273,186.00) (the "Allowance"). In the event the cost of the Tenant Improvements do not exceed the Allowance, Tenant shall be entitled to utilize the sum which is the difference between the Tenant Improvement costs and the Allowance for reimbursement of costs incurred by Tenant for the installation of wiring or cabling work in the Premises. The parties agree that no portion of the Allowance is available to be used by Tenant for the cost of any furniture, fixtures, equipment, or other similar non-construction items Tenant may desire to be placed within the Premises, and that all such items shall be at Tenant's sole cost and expense.

The parties also agree that deducted from the Allowance shall be Landlord's construction management fee plus any sum Landlord may incur in connection with producing the Final Plans for the Tenant Improvements, or in modifying the Final Plans to accommodate any Change Orders (as hereinafter defined) requested by Tenant. In the event that the cost of constructing the Tenant Improvements exceeds the Allowance, then the entire amount of such excess (the "Excess"), including any applicable taxes on such excess, shall be Tenant's sole liability and Tenant shall pay the full amount of the Excess to Landlord, as additional rental due under the Lease, within thirty (30) days after Tenant's receipt of Landlord's invoice for same.

2.    All Tenant Improvements shall be performed and completed by Landlord's contractor in accordance with the Final Plans (as hereinafter defined) and at the sole cost and expense of Tenant, subject to the Allowance. All mechanical, structural, electrical, plumbing and fire sprinkler engineering required to furnish the Tenant Improvements shall be done by Landlord's engineers at Tenant's expense subject to the Allowance.

3.    Tenant shall produce its basic layout drawings ("Tenant's Plans") and submit each to Landlord by no later than ten (10) days after full execution of the Lease. Tenant's Plans shall include, without limitation, the following:

(a)	Partition/door location

(b)	Telephone/electric (quantity)

(c)	Finish Specifications (as required by Tenant, including selection of paint colors, finish details, and non-standard construction work to be performed within the Premises by Landlord's contractor)

(d)	Telephone/electric (final location)

If Tenant's Plans indicate that Tenant shall be in violation of any floor load requirements, Landlord shall so notify Tenant within 15 business days after receipt of Tenant's Plans, specifying all such violations, and Tenant shall correct such violations and resubmit Tenant's Plans within 5 business days thereafter. If Landlord does not notify Tenant within such time period, Tenant's Plans shall thereafter be deemed to be in full compliance of all floor load requirements as required under the Lease. Landlord shall at its expense then cause its architect to produce the construction drawings and its mechanical (sprinkler, air conditioning, heating, electric and plumbing) drawings covering all mechanical elements of the Tenant Improvements (together the "Drawings"). Landlord shall submit the Drawings to Tenant for Tenant's approval no later than fifteen (15) business days after Landlord's receipt from Tenant of Tenant's Plans, together with an itemized budget (the "Budget") for the Tenant Improvements and a statement specifying any "long lead time items" included as part of the Tenant Improvements and the alternatives which will avoid such delay. Tenant shall approve or disapprove the Drawings, Budget and, if included, the statement within five (5) business days of their receipt.

4. (a) If Tenant approves the Budget or approves a Tenant Improvement item which Landlord has specified as a cause of delay, then Tenant shall be responsible for the cost of the Tenant

Improvement as shown in the Budget in excess of the Allowance and there shall be no abatement of Rent due to any such delay (provided the delay is not caused by the intentional or negligent act or omission of Landlord, its agents, employees, or contractors). If the cost of the Tenant Improvement as shown in the Budget shall exceed the Allowance, then upon completion Tenant shall deposit with Landlord such excess together with Tenant's approval of the Budget.

(b) If Tenant fails to either approve or disapprove the Drawings, Budget or, if included, the statement, within 5 business days of receipt thereof, such item shall be deemed approved. If the Drawings, Budget or statement are disapproved, Tenant shall have 5 business days to submit revised Tenant's Plans to Landlord and Landlord shall then have 15 business days to submit revised Drawings and a revised Budget and, if necessary, a revised statement. Landlord shall not unreasonably refuse to satisfy any objections of Tenant to the Drawings, Budget and statement and Tenant shall not unreasonably withhold its approval. The review and revision of the Drawings, Budget and statement shall continue until approved by Tenant. The approved Drawings, Budget and statement (if any) shall be attached to the Lease as Schedule B-1 (the "Final Plans").

5.    Upon no less than three (3) business days prior written notice to Landlord, and provided such early entry will not interfere with Landlord's completion of the Tenant Improvements, Landlord shall permit Tenant and Tenant's agents and contractors to enter said Premises prior to the Commencement Date in order that Tenant may do such other work as may be required by Tenant to make said Premises ready for Tenant's use and occupancy thereof ("Fit-Up Work"). Any such entry into and occupation of the premises by Tenant shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease except as to the covenant to pay Rent, and Landlord shall not be liable in any way for any injury, loss or damage to any Fit-Up Work prior to the Commencement Date, unless directly caused by an act or omission of Landlord, its agents, employees or contractors. Landlord shall provide reasonable security to protect the Fit-Up Work.

6.    If the substantial completion of the Tenant Improvements shall be delayed due to any act or omission of Tenant or Tenant's Agents (including, but not limited to, (i) any delays due to change orders, or (ii) any delays by Tenant in the submission of plans, drawings, specifications or other information or in approving any working drawings or estimates or in giving any authorizations or approvals, or (iii) Tenant's interference with the progress of the Tenant Improvements during any time that Tenant is given access to the Premises), then the Premises shall be deemed substantially completed in accordance with the Final Plans on the date when they would have been ready but for such delay.

7.    If, prior to the Commencement Date, Tenant shall require improvements or changes (individually or collectively, "Change Orders") to the Premises in addition to, revision of, or substitution for the Tenant Improvements, Tenant shall deliver to Landlord for Landlord's approval, plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. In addition to any other items reasonably required by Landlord, Landlord's revisions may be based upon any other items reasonably required by Landlord, Landlord's revisions may be based upon whether the plans and specifications: (i) affect or are not consistent with the base structural components or systems of the Building, (ii) are visible from outside the Premises, (iii) affect safety, (iv) have or could have the effect of increasing Operating Expenses, or (v) in Landlord's judgment, are not consistent with quality and character of the Project. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord's advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the net costs of the construction of all change Orders, subject to the Allowance.

8.    The Premises shall be conclusively presumed to be in satisfactory condition on the Commencement Date except for any minor or insubstantial details of construction, mechanical adjustment or decoration which remain to be performed, the non-performance of which do not materially interfere with Tenant's use of the premises and of which Tenant gives Landlord notice within thirty (30) days after the Commencement Date specifying such details with reasonable particularity which details Landlord shall repair within sixty (60) days of receipt of such notice.